JNL Series Trust 485BPOS

Ex. 99.28(h)(11)(ix)

EIGHTH AMENDMENT TO MASTER FUND PARTICIPATION AGREEMENT

This Eighth Amendment, effective as of May 1, 2026, amends the Master Fund Participation Agreement (the “Agreement”) dated the 1st day of May, 2010, among JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK ("Insurance Company"), on behalf of itself and certain of its separate accounts; JNL SERIES TRUST (“Trust”), an open-end investment company organized under the laws of the Commonwealth of Massachusetts; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed such terms in the Agreement.

WHEREAS, effective May 1, 2026, the parties desire to change the name of the American Funds Insurance Series - American Funds International FundSM to American Funds Insurance Series - EUPAC FundTM;

WHEREAS, effective April 27, 2026, the parties desire to remove the American Funds Insurance Series – Capital World Bond FundSM and a corresponding Fund of the Trust, JNL/American Funds Capital World Bond Fund, and the Board of Trustees of JNL Series Trust has approved the removal of the corresponding Fund of the Trust;

WHEREAS, effective April 27, 2026, the parties desire to remove the American Funds Insurance Series – Global Small Capitalization Fund® and a corresponding Fund of the Trust, JNL/American Funds Global Small Capitalization Fund, and the Board of Trustees of JNL Series Trust has approved the removal of the corresponding Fund of the Trust;

WHEREAS, the Agreement pertains to the relationship of the parties hereto with respect to multi-manager variable annuity contracts and/or variable life policies; and

WHEREAS, the parties desire to amend Attachment A of the Agreement to reflect the above changes.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Insurance Company, the Trust, the Series, and CRMC, hereby agree as follows:

1.	Attachment A in the Agreement is deleted and restated as attached.

Except as expressly supplemented, amended or consented to hereby, all of the representations and conditions of the Agreement will remain unamended and will continue to be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of effective as of the date first above written.

Insurance Company
(on behalf of itself and each Account)

By: /s/ Scott Golde
Its: General Counsel

The Trust

By: /s/ Kelly L. Crosser
Its: Assistant Secretary

American Funds Insurance Series

By: /s/ Michael W. Stockton
Its: Executive Vice President

Capital Research and Management Company

By: /s/ Michael J. Triessl
Its: Sr. VP and Sr. Counsel

Attachment A

Master Funds and Corresponding Funds

American Funds Insurance Series Master Funds:	Trust Funds:
❑ American Funds Growth-Income Fund	❑ JNL/American Funds Growth-Income Fund
❑ American Funds EUPAC FundTM	❑ JNL/American Funds International Fund
❑ American Funds Washington Mutual Investors Fund	❑ JNL/American Funds Washington Mutual Investors Fund
❑ American Funds New World Fund®	❑ JNL/American Funds New World Fund
❑ American Funds Asset Allocation Fund	❑ JNL/American Funds Balanced Fund
❑ American Funds Capital Income Builder®	❑ JNL/American Funds Capital Income Builder Fund
❑ American Funds Insurance Series - Growth Fund	❑ JNL/American Funds Growth Fund
❑ American Funds Insurance Series – Global Growth Fund	❑ JNL/American Funds Global Growth Fund
❑ American Funds Insurance Series – The Bond Fund of America®	❑ JNL/American Funds Bond Fund of America Fund